Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Amendment No. 1 to the Registration Statement No. 333-204091 of Endurance Specialty Holdings Ltd. on Form S-4 and in the Joint Proxy Statement/Prospectus of Endurance Specialty Holdings Ltd. and Montpelier Re Holdings Ltd., which is part of the Registration Statement, of our opinion dated March 27, 2015, appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary— Opinion of Endurance’s Financial Advisor”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “ The Merger— Recommendation of the Endurance Board of Directors and Reasons for the Merger”, “The Merger—Certain Financial Projections Utilized by the Endurance Board of Directors and Endurance’s Financial Advisor”, and “The Merger—Opinion of Endurance’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any pan of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Mauro Rossi
Mauro Rossi
Executive Director

New York, New York

May 22, 2015